Exhibit 99.1

Q3 2015 Earnings Call Transcript
November 9, 2015

2:00 p.m. Pacific Time

Operator

Good day, ladies and gentlemen, and welcome to the Tutor Perini Corporation Third Quarter 2015 Earnings Conference Call. My name is Manny, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. As a reminder, this conference is being recorded for replay purposes. [Operator Instructions]

I would now like to turn the conference over to your host for today, Mr. Jorge Casado, Vice President of Investor Relations. Please proceed.

Jorge Casado, Vice President, Investor Relations & Corporate Communications

Good afternoon and thank you all for your interest and participation. Joining us on the call today are Ronald Tutor, Chairman and CEO; and Gary Smalley, Executive Vice President and CFO.

Before we discuss our third quarter results, I’ll remind everyone that during today’s call we will be making forward-looking statements, which reflect our current analysis of existing trends and information.

There is an inherent risk that actual results and experience could differ materially. You can find a discussion of our risk factors, which could potentially contribute to such differences, in our most recent Form 10-K which was filed on February 26, 2015 and our Form 10-Q which will be filed in the coming days.

The company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.

With that, I will turn the call over to our Chairman and CEO, Ronald Tutor.

Ronald Tutor, Chairman and Chief Executive Officer

Thanks, Jorge. Good afternoon and thank you for joining us. Before we begin, I’d like to formally introduce Gary Smalley, our new CFO and welcome him to his first earnings call since joining us at the beginning of September.

I am pleased to have Gary on our team and looking forward to his contributions and positive impacts. As mentioned during our last call, Michael Kershaw will soon be retiring from the company and thanking him for his services, we wish him well in his retirement.

Our third quarter results were highlighted by strong revenue growth driven by our Civil and Building segments, and favorable project execution and strong profitability in our Civil segment. In addition, we generated improved operating cash in the third quarter, yielding — operating — positive operating cash flow for the quarter and year-to-date.

Our backlog remains at a very healthy level despite a modest decline compared to last quarter. The backlog together with increased volume of pending awards and significant prospective work supports a favorable long-term outlook for continued growth and profitability. I will get into more detail later regarding our backlog, pending award and prospective work, and Gary will provide the details of our financial results.

The Civil segment was particularly busy in the third quarter, with substantial work performed on the JFK runway project in New York City, which we completed months ahead of schedule, and continuing work on the MTA CM006 project, as well as CS179 and other mass transit projects all in New York for the New York Transit Authority, as well as various bridge projects in the Midwest and New York.

Building segment was also busy with significant work executed on major projects in California, Florida and Mississippi, including that same very large confidential no name technology facility project in the Bay Area, as well as the San Diego Courthouse, the Panorama Tower in Miami, which we recently started, the Scarlet Pearl Casino Resort in the south and the Chumash Hotel and Casino expansion amongst others in California.

Our work on the California High-Speed Rail project has finally commenced, albeit at a slower than desired pace. We still expect our activity to increase significantly next year, but the pace will depend on our customer’s ability to continue to provide the right of way as is required.

Our civil work at Hudson Yards continues to progress very well on the platform and the Amtrak tunnel extension. The Amtrak tunnel should be completed in the first quarter of ‘16 and the platform is in the process of being completed in its steel frame and foundations in the first quarter of ‘16 with a balance of the work complete in the first quarter of ‘17.

With respect to SR-99 or the Alaskan Way Viaduct project, separate lawsuits were recently filed by the insurance companies and by the Washington State DOT in response to our demands for insurance coverage for our damages on the tunnel. While we cannot comment as it’s a matter in litigation, our previously stated position with respect to culpability and the ultimate outcome of the dispute has not changed.

We continue to focus on completing the tunnel boring machine repairs, while we have already commenced testing and commissioning, working toward a commencement of tunneling in December.

The Building segment’s work on various projects is advancing well. We have numerous large projects underway in California, where our subsidiary Rudolph & Sletten is having a very strong year exceeding its own expectations.

On the East Coast, our work on various buildings at Hudson Yards is now advancing at a substantial pace. Tower C is nearing its expected completion in the spring of 2016, with the Tower C concrete placement having been completed in October. Work also continues on Tower D and the retail gallery and we expect those contracts to be executed literally at any time and booked into backlog.

The Specialty Contractors segment had significantly reduced profitability due to losses incurred on a number of Five Star projects. In spite of those write-downs, our electrical and mechanical businesses in New York continue to support our building and civil work operations, such as the platform at Hudson Yards and a number of New York City MTA projects.

This might be a good time to break in our script and talk about a recent occurrence where we received word literally a few hours ago, that our appeal of the lower court judgment on the tunnel in Washington, namely the Vinci French company-sponsored joint venture of which we were a 25% partner. We received the bad news that our appeal was not granted. So, that will require an approximately $23 million gross profit write-down.

For those of you that don’t recall, when we acquired Frontier-Kemper some years ago that was a completed tunnel project where as part of the transaction we agreed to take responsibility for that outcome. The litigation continued. There was a judgment awarded the owner against the Vinci-sponsored joint venture and we’ve suffered the consequences and our appeal we just lost. So that will require probably give or take a penny in the order of a $0.28 write-down over our anticipated third quarter earnings.

Now moving on hopefully to more pleasant subjects, overall we booked approximately $1.1 billion of new awards and adjustments to existing contracts during the third quarter, which resulted in an ending backlog of $7.5 billion. Our book to burn was 0.84 and our backlog mix stands now at 37% Civil, 36% Building and 27% Specialty Contractors. Close to two-thirds of our backlog continues to be comprised of higher margin civil and specialty work.

Our pending awards at the end of the third quarter totaled $4.5 [billion], an increase of $200 million compared to the second quarter. Of these pending awards, the remaining phases of Hudson Yards, namely Towers D, E and the retail gallery, collectively represent $2.3 billion.

As mentioned, the full contracts for Tower D in the retail gallery are expected to be executed by the end of November, with Tower E likely coming in the first quarter of 2016. Approximately $800 million of the pending awards is associated with five building projects in California, with approximately $400 million associated with three other building projects in Florida, one of which is $35 million multi-unit residential tower awarded to us in the fourth quarter.

The remaining $1 billion is for various other smaller contracts including a $100 million casino expansion project in Maryland, an $80 million MTA East Side Access project in New York City and $70 million highway in Delaware, all of which are being awarded to us as we speak. We are currently awaiting a decision on several other large pending civil bids that have been given to the owner, sealed and we should get results back in the next 60 days.

Next, I will review third quarter new awards and backlog by segment. Our civil segment had new awards and adjustments totaling $222 million and ended with a backlog of $2.8 billion, down 28% compared to third quarter of last year as a result of significant revenue burn. The largest civil awards were a $60 million highway project in Maryland and a $32 million runway rehab for Black Construction in Micronesia.

The Building segment had new awards and adjustments totaling $672 million and ended with a backlog of $2.7 [billion], up 23% compared to third quarter last year. The largest building awards included $346 million of additional funding for Rudolph and Sletten on that — on my favorite confidential technology facility in the Bay Area, whose contract value now totals approximately $800 million and growing, two educational facility projects in Mississippi and one in South Carolina for Roy Anderson collectively totaling $109 [million], and $69 million of additional funding.

The Specialty Contractors segment had new awards and adjustments totaling $236 million and ended with a backlog of $2 billion, up slightly compared to third quarter last year. The most significant new award was a $72 million subcontract to Five Star Electric for work on Tower A at Hudson Yards in New York.

As evidenced by a $34 billion pipeline of prospective work expected to be bid and awarded over the next 12 to 18 months, which I will detail by segment, we continue to experience very strong demand for our services from customers across all our segments, with particular emphasis on California, New York, the Midwest and Florida.

The Civil segment’s bidding pipeline has increased to $19 billion from last year, the largest of these projects include a $2 billion international bridge between Detroit and Windsor in Michigan; a multi-billion dollar highway improvement project in Virginia; a $1.3 billion subway extension project in Los Angeles; a $1.2 million — billion, excuse me, highway widening project in Orange County, California; and an $800 million construction package for California High-Speed Rail program.

As you know, we are already working on the first construction package labeled CP1 with a contract value exceeding $1 billion. In addition, the California High-Speed Rail has talked about and I believe committing toward a P3 program that takes approximately $20 billion worth of work, connecting the northern reaches of Los Angeles County to San Jose, which we expect to get final decisions by the first of the year. And if that goes forward as planned, those will be a number of multibillion dollar awards.

The Building segment’s bidding pipeline has also increased to $12 billion from $7 billion last quarter. These include nearly $4 billion of opportunities for Rudolph and Sletten in California, a like amount for our Florida operation in South Florida, Miami and Fort Lauderdale and a $900 million stadium in Los Angeles.

In addition, once again over $300 million of Sandy repair opportunities has presented itself in New York, which will be bidding in increments over the next three months. The Specialty Contracting segment continues to have a strong bidding pipeline of approximately $3 billion, a significant part of which is in New York. The New York region offers Five Star and WDF the greatest volume of prospective projects. And these business units continue to be more selective with their new pursuits than past. The reduce pipeline size compared to that stated in previous quarters is really our reflecting on more selectivity as all of our subsidiaries in the Specialty group are extremely busy.

Last, but most confusing based on our year-to-date results and the outlook for the remainder of the year, we are maintaining our fiscal 2015 guidance which, of course, let me stop it there. We will not maintain our fiscal guidance until we have evaluated the impact of this 28 cent a share write down.

We will still continue to see revenue in the range of $5 billion to $5.5 billion, but our diluted earnings per share guidance of previously $1.90 to $2.10 will have to be revisited and hopefully we can re-provide that guidance within the next 48 hours. Our guidance assumes a tax rate of 41% and 49.9 million shares outstanding.

I will now turn the call over to Gary Smalley to review the details of our financial results. Gary?

Gary Smalley, Chief Financial Officer and Executive Vice President

Thank you, Ron and good afternoon everyone. First of all, I’m excited to be part of the team here at Tutor Perini. I look forward to contributing to the rich legacy of the company and to working with our various stakeholders, including our financial partners, analysts and shareholders.

Let me start by providing some comments about our financial performance for the third quarter. All comments are of course prior to the impact of the charge associated with the adverse judgment of the litigation that Ron mentioned. And I should extend our apologies for the late release and also for the 10-Q. As Ron mentioned, this news just came across literally two hours before the call. So we want to make those adjustments appropriately before we release those, but again the target is within the next couple of days.

Revenue for the quarter was $1.3 billion, up 7% compared to the third quarter of last year. The revenue growth was led once again by strong double-digit growth in the Civil and Building segments. In fact, the revenue for the quarter was the highest quarterly revenue we’ve had in over six years.

I will discuss revenue by segment momentarily, along with the major drivers of profitability. Let’s continue with the consolidated results for the quarter. Our third quarter G&A was $61 million, versus $70 million for the same quarter of last year. About half of the decrease was due to the anticipated insurance recovery of certain legal costs. Other significant contributors were lower compensation costs and reduced legal expenses.

Our third quarter operating income was $63 million compared to $70 million in the third quarter a year ago, which resulted in an operating margin of 4.7% this quarter compared to 5.6% in last year’s third quarter. The reduction in operating income and operating margin was mostly due to the unfavorable adjustments that Ron mentioned earlier on a number of Five Star Electric projects in New York.

Other income was approximately $6 million. It reflects reduced acquisition-related earn-out expense.

Interest expense for the quarter was $11 million, level with what it was for the same period of last year.

Net income for the quarter was $34 million, down from last year’s $36 million, mainly due to a higher tax rate — 41.7% for the quarter compared to 39% for the third quarter of 2014. The largest contributor to the higher tax rate was an increase in work performed in higher state tax jurisdictions. I should say that the tax rate for the quarter and also what we’re expecting for year-to-date will bump up because of the adverse judgment that we’ve spoken of and don’t know yet by how much, but you’ll see that when we file the 10-Q.

Our third quarter diluted earnings per share was $0.68 compared to $0.73 a year ago, again a function primarily of a higher tax rate.

Let’s talk now about the financial performance of our segments. First, Civil segment set a new record for quarterly revenue at $540 million, which was up 12% compared to $483 million for the third quarter of last year. The increase was driven by progress on the JFK runway project in New York, which was completed months ahead of schedule. Continued progress on a number of bridge projects in the Midwest, as well as progress on many other projects in the New York area, including CM006, CS179, the Verrazano-Narrows Bridge, the Amtrak tunnel extension and the Hudson Yards platform also contributed to the revenue growth.

Civil segment income from construction operations for the third quarter, again prior to the charge associated with the litigation we learned of today, was $67 million compared to $54 million last year, a 24% improvement. The increase was primarily due to the progress towards completion on the JFK runway project, including favorable adjustments related to the project’s estimated cost to complete and the achievement of certain performance and scheduled-based milestones.

The other projects that drove Civil’s revenue growth that I just mentioned also contributed to the improvement in income from construction operations for the segment, with the overall increase partially offset by decreased activity on certain higher margin projects in the segment. In total, Civil segment operating margin for the third quarter was 12.4%, higher than the 11.1% for the same quarter of last year.

Moving on to our Building segment, revenue for the third quarter was $475 million, up 15% from last year’s $412 million. The increase was primarily driven by higher activity on various building projects in California, in particular the large confidential technology facility that Ron mentioned earlier.

Building segment income from construction operations for the third quarter was $7 million compared to $19 million a year ago. Recall that the third quarter results for last year included a significant favorable pre-tax adjustment of $16 million, or $0.19 per share, for two projects, including, and primarily a large hospitality and gaming project in Nevada.

Building segment operating margin for the third quarter was 1.4% compared to 4.7% for the same quarter of last year. When excluding the favorable adjustment from last year’s third quarter results, the Building segment’s operating margin increased modestly in the current year third quarter.

Our Specialty Contractors segment revenue was $325 million for the third quarter compared to $356 million for the third quarter of last year. The decrease was largely attributable to reduced activity on various smaller electrical projects in the southern United States, where some of Fisk Electric’s work has been impacted by the low price of oil, especially in its Houston headquarters.

The low revenue for the segment was also the result of reduced activity on electrical projects at the World Trade Center and mechanical projects at the United Nations. The revenue decline was partially offset by increased activity on various electrical projects at Hudson Yards. Despite the overall revenue reduction for the quarter, we anticipate that revenue for the Specialty Contractors segment will grow because of the large volume of work that is already underway in New York, as well as a robust pipeline of prospects for additional work there and elsewhere.

Specialty Contractors income from construction operations for the third quarter was $5 million compared to $11 million for the same period a year ago. The decrease was attributable to the previously mentioned unfavorable adjustments on certain Five Star Electric projects in New York. The resulting operating margin for the segment was 1.4% compared to 3.1% for last year’s third quarter.

With respect to our consolidated balance sheet, our working capital excluding cash, as of both September 30, 2015 and 2014, was approximately $1 billion, which is actually a solid achievement in light of our significant revenue growth. In other words, our working capital excluding cash, did not grow — even with the growth that we are reporting.

Shifting to cash flows, we generated $52 million of cash from operating activities in the third quarter compared to utilization of cash of $82 million for the third quarter a year ago. Year-to-date, we have generated $21 million of cash from operating activities, which is a significant improvement when compared to operating cash flow for the first nine months of last year. In fact, this is an operating cash flow increase of approximately $164 million when comparing the two nine month periods. We are optimistic that the emphasis we are placing on our working capital management will continue to yield improved results.

Our total debt as of September 30th was $832 million compared to $946 million at the end of the third quarter of 2014 and $865 million at the end of last December. So, as you can see, we have made some good strides in this area as well.

This concludes my prepared remarks. I will now turn the call back over to Ron.

Ronald Tutor, Chairman and Chief Executive Officer

Thanks, Gary. In summary, we are pleased with our Civil segment and its continued excellent performance both in growth and in earnings, as well as the Building segment seems to be turning itself around with more demand for our services and more and more large work being placed in front of us. In addition, we continue to work on our Specialty segment, getting better organization and better execution than we have previously. Finally, our favorable outlook for growth and profitability next year is as strong as ever, well supported by our strong backlog, but more importantly some of the very significant pending civil projects we expect to see next year.

With that, I will turn it over. Thank you. Callers, the operator now can call for questions.

QUESTION AND ANSWER SESSION

Operator

[Operator Instructions] Our first question is from Alex Rygiel of FBR. Please go ahead.

Alex Rygiel, FBR Capital Markets

Good evening, Ron, Gary.

Ronald Tutor, Chairman and Chief Executive Officer

Hi, everybody.

Alex Rygiel, FBR Capital Markets

Ron, can you talk a little bit about the progress with the highway bill through Congress? It appears we’re getting closer to approval. Could you kind of comment on how approval of that highway bill could accelerate some of the bidding opportunities that you see or maybe expand the list, and as well, if you have any other comments on other…

Ronald Tutor, Chairman and Chief Executive Officer

Well, as you know and most do, the highway bill is very close to passing. We think it’s going to have a significant impact. How much of it will go to fund projects that are designed and ready to go out for bid is hard to say. We think the biggest impact probably be of that bill in 2017. But there are some projects that have gone ahead in design such as high-speed rail that require federal funds, as well as a lot of large mass transit work and hopefully it will impact sooner. But to me, it’s a year to 18 months from really having a significant impact.

Alex Rygiel, FBR Capital Markets

As it relates to your bid pipeline, what changed in the last couple of months to have caused it to increase by such a dramatic amount?

Ronald Tutor, Chairman and Chief Executive Officer

I can’t tell you. It’s just all of a sudden there’s just an enormous amount of work flooding a very limited market. The building business seems to have transformed itself everywhere we operate, there is literally more major work than we can possibly propose, and we’re having to be very selective as a result. Our civil works business, you’ve got a taste of this specific $1 billion plus programs I put earlier in the call. There’s just a very significant level of large projects, which is really what we try to focus on.

Alex Rygiel, FBR Capital Markets

And Gary, if I could ask you one question, could you possibly try to summarize the list of kind of unfavorable or favorable adjustments that kind hit the consolidated P&L?

Gary Smalley, Chief Financial Officer and Executive Vice President

Yeah. Sure, Alex. There we’re less actually in the quarter than we sometimes have had.

Ronald Tutor, Chairman and Chief Executive Officer

The biggest one was the Five Star Electric adjustment, Gary.

Gary Smalley, Chief Financial Officer and Executive Vice President

Yeah, that was by far the biggest one. That was, Alex, somewhere in the range of $13 to $14 million.

Alex Rygiel, FBR Capital Markets

Okay.

Gary Smalley, Chief Financial Officer and Executive Vice President

And of course, that was a downer. That was the only one in the quarter that we have really talked about other than there was a change in estimate on JFK runway that I mentioned, and it’s a similar type of amount going in the other direction. And again, a lot of this is — we had increased progress on that project, but also we changed the EAC on the project. And we also had a bit related to some performance and schedule-based milestones that we took in.

Alex Rygiel, FBR Capital Markets

And then can you quantify the reduced earn-out amount?

Gary Smalley, Chief Financial Officer and Executive Vice President

Well, we don’t like to get into a lot of specifics on line items. But it was less than the delta that is being explained there.

Alex Rygiel, FBR Capital Markets

Thank you.

Operator

[Operator Instructions] And the next question is from Mike Shlisky of Seaport Global. Please go ahead.

Michael Shlisky, Seaport Global Securities

Hey, guys, good afternoon.

Ronald Tutor, Chairman and Chief Executive Officer

Good afternoon, Mike.

Michael Shlisky, Seaport Global Securities

Let’s see. I guess first of all, I just want to make sure I understood on the insurance related lawsuit from SR-99. Can you give us any kind of sense as to what the potential downside risk is there? Is there any kind of one-time charge that could happen? Even just a very broad quantification of it would be very helpful.

Ronald Tutor, Chairman and Chief Executive Officer

Well, there’s no one-time charge down. We think that there’s insurance purchased that is specific to our damages. And if the — and it’s over $125 million of the specific policy related to damages we’ve incurred. And if that insurance policy did not inure to our benefit, and for some reason it didn’t exist, we would simply say those are damages the owner owes us. It just mitigates our dispute with the owner.

Michael Shlisky, Seaport Global Securities

Okay, okay. Secondly, I don’t know if you let this slip by accident, Ron, but essentially, if you don’t — if you exclude this one-time charge that could be coming this quarter for the $22 million for the JV, do you still feel good about your prior guidance? I’m not sure if you’re getting at that…

Ronald Tutor, Chairman and Chief Executive Officer

No, I’ve got to reduce the guidance. You mean with this Frontier-Kemper tunnel where we got hit at noon today?

Michael Shlisky, Seaport Global Securities

If you ignore that, take that out, take it out of the business.

Ronald Tutor, Chairman and Chief Executive Officer

Oh, if I ignore that, very candidly, it’s very close to the lower side of the guidance, and we were going to work on it. We really couldn’t make up our mind for this quarter, and I was going to work on it with Gary and our accounting people and the divisions within the next two weeks to decide whether or not there is an issue with the lower end of the guidance.

Michael Shlisky, Seaport Global Securities

Okay, got it. And then finally, to get more color on your sports stadium question earlier, can you kind of give us kind of a feel for those kinds of projects? Are those often higher-margin items? Are you seeing [indiscernible]?

Ronald Tutor, Chairman and Chief Executive Officer

The sports facilities?

Michael Shlisky, Seaport Global Securities

Yeah.

Ronald Tutor, Chairman and Chief Executive Officer

No, they’re not.

Michael Shlisky, Seaport Global Securities

Are they high-margin business?

Ronald Tutor, Chairman and Chief Executive Officer

No, there’s no money in this. I shouldn’t say there’s no money. Consistent with the rest of our building operation, they attract the same level of margin in the 3% to 4% range. So that doesn’t make it high margin by any stretch in our book. But that’s the limit of what our Building business generates. And as long as we continue to stay in the Building business, those are the kinds of gross margins we can expect to achieve.

Michael Shlisky, Seaport Global Securities

And this particular one you’re looking at — do you know if it would take an official tenant to sign on to get that going [indiscernible]?

Ronald Tutor, Chairman and Chief Executive Officer

No, the only sports facility that we’re looking at is the NFL stadium in Los Angeles where we talked to both of the participating teams, whichever one wins, we’ll hope to talk to as a builder for their stadium. Both of them have preliminary drawings. They’re both $900 [million] to $1 billion jobs. And my assumption is, as I believe everyone’s, that by the end of the year, January, the NFL will anoint one.

Michael Shlisky, Seaport Global Securities

Okay, gotcha. I’ll leave it there guys. Thanks.

Operator

Thank you. We have no further questions at this time. I would like to turn the conference back over to management for any closing comments.

Ronald Tutor, Chairman and Chief Executive Officer

Nothing more to add. Thank you, everyone. We’re sorry we got that piece of news literally two hours before the call, and were unable to incorporate it in its entirety. But we will be getting back with everyone shortly. Thank you.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time, and thank you for your participation.